Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

NimbleGen Systems of Iceland, LLC, a single member Delaware limited liability company

NimbleGen Systems of Germany GmbH, a German corporation

NimbleGen Systems UK, LTD, a limited company organized under the laws of England and Wales